Exhibit 10.8

JOB OFFER LETTER

September 28, 2010

Randy Womack

[Address]

Dear Randy:

On behalf of Castlight, Inc., a Delaware corporation (the “Company”), I am pleased to offer you, conditional on satisfactory results of a routine background check, and other matters mentioned below, the position of Chief Operating Officer at a starting salary of $250,000 per year, subject to applicable withholdings and deductions, payable in accordance with the Company’s standard payroll schedule and procedures. Commencing with calendar year 2011, you will also be eligible for a year-end bonus of up to 60% of your base salary for such year, payable to the extent you achieve milestones that will be determined by the Company’s Board of Directors. If you accept this offer, we expect that your start date will be 11/08/10. Your primary duties will be to plan and scale all internal operations of the Company. Of course, the Company may modify your responsibilities and compensation from time to time, as it deems necessary.

As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits generally available to regular employees. You shall also be reimbursed in accordance with the Company’s expense reimbursement policies for all documented reasonable business expenses that are incurred in connection with carrying out your duties for the Company.

Subject to the approval of the Company’s Board of Directors, you shall be granted an option (the “Option”) to purchase 1,264,864 shares of the Company’s common stock, at an exercise price equal to the fair market value of such shares on the date of grant as determined by the Company’s Board of Directors. The Option shall be granted pursuant to and upon the terms set forth in the Company’s stock incentive plan and your stock option agreement and shall have a maximum term of 10 years (subject to earlier termination in connection with a termination of your employment or a change in control of the Company). So long as you remain actively employed by the Company, the Option shall vest with respect to 25% of the underlying shares on the one-year anniversary of your employment start date and, with respect to the balance, in 36 substantially equal installments upon your completion of each additional consecutive month of service thereafter.

Additionally, subject to the approval of the Company’s Board of Directors, you shall be granted a milestone based option (the “Milestone Option”) to purchase 158,108 shares of the Company’s common stock, at an exercise price equal to the fair market value of such shares on the date of grant as determined by the Company’s Board of Directors. The Milestone Option shall be granted pursuant to and upon the terms set forth in the Company’s stock incentive plan and your Milestone Option stock option agreement and shall have a maximum term of 10 years (subject to earlier termination in connection with a termination of your employment or a change in control of the Company). So long as you remain actively employed by the Company, the Milestone Option shall vest as to a certain number of shares upon the attainment of milestones as determined by the Board and as set forth in the Milestone Option stock option agreement

Among other terms and conditions set forth in the Company’s stock incentive plan and your stock option agreements, the shares underlying the Option and the Milestone Option will be subject to rights of first refusal and a market standoff agreement, and your exercise of the Option and the Milestone Option are conditioned upon your execution of the Amended and Restated Voting Agreement, dated August 21, 2009, by and among the Company and the parties thereto, as may be amended from time to time, and the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated August 21, 2009, by and among the Company and the parties thereto, as may be amended from time to time.

Your employment pursuant to this offer is contingent upon you providing the Company with the legally required proof of your identity and authorization to work in the United States, upon your signing and agreeing to be bound by the enclosed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, and upon completion of a basic background check as required by the Company to protect privacy of sensitive user information.

While we hope that your employment with the Company will be mutually satisfactory, employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may not be changed except by an express writing signed and dated by both you and the Chief Executive Officer of the Company.

This letter when signed by you sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. A duplicate original of this offer is enclosed for your records. To accept this offer, please sign and return this letter to me.

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We look forward to working with you at the Company.

If you have any questions, please call me at [Telephone].

Sincerely,

/s/ Giovanni Colella
Giovanni Colella
Chief Executive Officer

I have read, understand, and accept this employment offer. Furthermore, in choosing to accept this offer, I agree that I am not relying on any representations, whether verbal or written, except as specifically set out within this letter.

/s/ Randy Womack
Employee Signature

Randy Womack	September 29, 2010
Printed Name	Date:

Enclosures:	Duplicate Original Letter At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

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